UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUNKIN’ BRANDS GROUP, INC.

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130 Royall Street

Canton, Massachusetts 02021

April 2, 2013

Dear Shareholder:

We cordially invite you to attend our 2013 Annual Meeting of Shareholders on Tuesday, May 14, 2013, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 2, 2013, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2013 Annual Meeting of Shareholders and our 2012 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one shareholder to attend the 2013 Annual Meeting of Shareholders. On April 2, 2013, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. All shareholders must also present a valid form of government-issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 14th.

Sincerely,

Nigel Travis Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 14, 2013

The Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 14, 2013, at 10:00 a.m. (local time) to vote on:

•	Election of the three directors specifically named in the proxy statement, each for a term of three years.

•	Approval, on an advisory basis, of the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	Any other business properly brought before the meeting.

Shareholders of record at the close of business on March 20, 2013 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 20, 2013, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2013 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 20, 2013. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett
Secretary

Canton, Massachusetts

April 2, 2013

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2013

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2013 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. You may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 20, 2013 are entitled to vote at the meeting. Each of the 106,332,558 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 29, 2012 (fiscal 2012) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 14, 2013: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 29, 2012. The proxy statement and our fiscal 2012 annual report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our board of directors. The members of each committee are appointed by the board of directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 8 meetings in fiscal 2012. Each director attended at least 75% of the Board meetings and the total meetings held by all of the Committees on which he or she served during the periods that he or she served.

During fiscal 2012, the Board of Directors had three standing Committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2012:

Name	Audit	Compensation	Nominating & Corporate Governance
Todd Abbrecht**			X
Raul Alvarez***	X	X*
Anita Balaji**	X		X
Andrew Balson**
Anthony DiNovi		X
Michael Hines	X*		X*
Sandra Horbach		X	X
Jon Luther
Mark Nunnelly		X
Nigel Travis
Joseph Uva	X	X
Number of meetings during fiscal 2012	7	6	1

*	Chair
**	Messrs. Abbrecht and Balson and Ms. Balaji resigned from the Board of Directors in June 2012
***	Mr. Alvarez was appointed to the Board in May 2012

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

•

Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•

Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our board of directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The audit committee consists of Mr. Alvarez, Mr. Hines and Mr. Uva. The Board has determined that each member of the audit committee is an independent director and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the audit committee. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the compensation committee is to assist the board of directors in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The compensation committee reviews and recommends to our board of directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The compensation committee consists of Mr. Alvarez, Mr. DiNovi, Ms. Horbach, Mr. Nunnelly and Mr. Uva. Mr. Alvarez serves as chair of the compensation committee. The compensation committee met 6 times in fiscal 2012. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter is available on our website.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to identify individuals qualified to become members of the board of directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the board of directors, and to address related matters. The nominating and corporate governance committee reviews and recommends to the board of directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the board’s performance. The nominating and governance committee consists of Ms. Horbach and Mr. Hines. Mr. Hines serves as chair of the nominating and corporate governance committee. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our directors during our 2012 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Travis’ compensation is included with that of our other named executive officers below in “Executive Compensation.” Directors who are employees of our former private equity owners historically had not received any compensation for their service with us. Following the sale by such former owners of their shares in the Company in 2012, these directors became eligible to receive compensation from us, as further described below.

Name	Fees Earned Or Paid In Cash($)		Stock Awards ($)(5)	All Other Compensation ($)(6)	Total($)
Jon Luther	$425,000	(1)		$54,052	$479,052
Michael Hines	$81,250	(2)	$85,014		$166,264
Joseph Uva	$66,250		$85,014		$151,264
Raul Alvarez	$46,875	(3)	$85,000		$131,875
Anthony DiNovi	$17,500	(4)
Mark Nunnelly	$17,500	(4)
Sandra Horbach	$17,500	(4)

(1)	In accordance with Mr. Luther’s Transition Agreement dated June 30, 2010, he receives director compensation paid quarterly in arrears for his services as outside director in the amount of $50,000 per annum. He also receives compensation for his services as Chairman (“Chairman Fee”). For the period of January 1, 2012 to June 30, 2012, this Chairman Fee was equal to $250,000, paid quarterly in arrears. For the period from July 1, 2012 through December 29, 2012, this Chairman Fee was equal to $125,000, paid quarterly in arrears.
(2)	Includes annual cash retainer payments of $66,250 for Board service and $15,000 as compensation for Mr. Hines’ role as Audit Committee Chair. All cash retainer payments are made quarterly in arrears.
(3)	Includes annual cash retainer payments of $43,750 representing Mr. Alvarez’ pro-rata compensation for Board service with effect from May 16, 2012, and $3,125 as pro-rata compensation for his role as Compensation Committee Chair. All cash retainer payments are made quarterly in arrears.
(4)	Messrs. DiNovi and Nunnelly and Ms. Horbach became eligible to receive compensation for their service effective September 30, 2012. Amounts included in this column represent fees earned during our 2012 fiscal year. These amounts were paid in 2013.
(5)	Reflects the grant date fair value of restricted stock units granted to participating non-employee directors. The grant date fair value was calculated by multiplying the number of shares granted to the director by the closing price of our common stock on May 15, 2012 ($32.30, in the case of Messrs. Hines and Uva) or May 16, 2012 ($32.48, in the case of Mr. Alvarez). These grants represent the value of the annual equity value we delivered to our non-employee directors in accordance with our non-employee director compensation program described below, and reflect rounding up in the number of shares granted to avoid fractional shares. As of December 29, 2012, our directors held the following aggregate numbers of restricted stock unit awards: Mr. Hines (6,363); Mr. Uva (4,519); and Mr. Alvarez (2,617).
(6)	Reflects the value of certain insurance-related costs paid by us in fiscal 2012 pursuant to Mr. Luther’s Transition Agreement, including the cost of a Medicare supplemental insurance policy for Mr. Luther and his wife ($3,600), monthly premium costs for dental insurance ($452) and premium costs for basic term life insurance, executive life insurance and whole life insurance ($50,000).

Transition Agreement with Jon Luther

Mr. Luther is a party to a Transition Agreement with us pursuant to which he is entitled to receive compensation in respect of his service as a member and non-executive Chairman of the Board. The term of this agreement began on July 1, 2010 and ends on June 30, 2013. This agreement entitles him to an outside director’s fee at the rate of $50,000 per year and a fee for serving as Chairman. The Chairman’s fee is equal to $1,000,000 for the period from July 1, 2010 to June 30, 2011, $500,000 for the period from July 1, 2011 to June 30, 2012 and $250,000 for the period from July 1, 2012 to June 30, 2013. We accrued in 2010 for the entire amount of fees under this agreement except for the outside director’s fee and each fee is paid quarterly in arrears. We have also agreed to reimburse Mr. Luther for certain insurance-related costs during the term of the agreement, including the cost of a Medicare supplemental insurance policy for Mr. Luther and his wife, monthly premium costs for dental insurance and premium costs for basic term life insurance, executive life insurance and whole life insurance. We have also agreed to provide him with reimbursement of all reasonable business expenses and administrative support in his role as Chairman. If we terminate Mr. Luther’s service without cause or he ceases to serve as a director due to his death or a failure to be re-elected to the Board and no circumstances exist which would constitute cause, we are obligated to pay the balance of the Board and Chairman fees that would otherwise have been payable through the end of the term. Our obligation to pay such severance benefit is conditioned upon the execution (without revocation) of a timely and effective release of claims. Mr. Luther has agreed not to compete with us and not to solicit our employees and franchisees during his service and for two years following termination of such service and to not disclose confidential information during and after his service with the Company.

Non-Employee Director Compensation Program

Under our director compensation program, each member of our board of directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director. In fiscal 2012, Frederic W. Cook & Co., Inc. (“Cook”) was engaged by us to perform an analysis of non-employee director compensation levels using data from companies in our peer group as well as data taken from a database maintained by the National Association of Corporate Directors. This analysis was presented to the Compensation Committee for its review and, after reviewing it, the Compensation Committee decided to increase the annual board retainer in 2012. Following this review, the amount of the annual retainer was increased from $60,000 to $70,000, effective May 15, 2012. The chair of the Audit Committee receives an additional annual retainer of $15,000 and the chair of the Compensation Committee receives an additional annual retainer of $12,500. Effective May 15, 2012, the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500. Upon implementation of a non-qualified deferred compensation plan for directors, we intend to allow directors to receive deferred stock units in lieu of cash retainers. In addition, independent directors receive an annual grant of restricted stock units with a fair market value equal to $85,000.

Director Ownership Guidelines

In 2012, the Compensation Committee approved ownership guidelines for our non-employee directors. Under the current guidelines established by the Compensation Committee, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares deferred under our deferred compensation plan.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of three Directors with terms expiring in 2013 (Class II), three Directors with terms expiring in 2014 (Class III) and two Directors with terms expiring in 2015 (Class I). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the three Class II Director nominees will stand for election to a three-year term expiring at the 2016 Annual Meeting. The persons named in the enclosed proxy will vote to elect Raul Alvarez, Anthony DiNovi and Nigel Travis as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2016 (Class II Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified. All of our current directors were elected to the Board by shareholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Raul Alvarez, 57

Director since 2012

Mr. Alvarez is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc. and Eli Lilly and Company and served as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez has brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 50

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of West Corporation. Within the last five years, Mr. DiNovi formerly served on the boards of Michael Foods, Inc., American Media Operations, Inc., Vertis, Inc. and Nortek, Inc. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 63

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves on the board of directors of Office Depot, Inc. and formerly served on the boards of Lorillard, Inc. and Bombay Company, Inc. As our Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the QSR and retail industries.

Directors with Terms Expiring in 2014 (Class III Directors)

Jon Luther, 69

Director since 2003

Mr. Luther has served as non-executive Chairman of the Board since July 2010 and prior to that as Chairman from January 2009. He previously served as Chief Executive Officer of Dunkin’ Brands from January 2003 to March 2006 and was appointed to the additional role of Chairman in March 2006. Prior to joining Dunkin’ Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, from February 1997 to December 2002. Prior to Popeyes, Mr. Luther was President of CA One Services, a subsidiary of Delaware North Companies, Inc. Mr. Luther is also a director of Six Flags Entertainment Corporation and Brinker International, Inc., Chairman of the Board of Arby’s Restaurant Group and a former director of Wingstop Restaurants, Inc. As our current non-executive Chairman of the Board and our former Chief Executive Officer, Mr. Luther brings unique current and historical perspective and insights into our operations to our board of directors.

Michael Hines, 57

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. and was a director of The Yankee Candle Company, Inc. from 2003 to 2007. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Joseph Uva, 57

Director since 2011

Mr. Uva is Chairman of Hispanic Enterprises and Content for NBC Universal. Mr. Uva previously worked as an independent consultant in the media and communications industry from 2011 to 2013, and prior to that, he served as President and Chief Executive Officer of Univision Communications, Inc., a Spanish language media company, from April 2007 through March 2011. From 2002 to 2007, Mr. Uva was President and Chief Executive Officer of OMD Worldwide Group, a subsidiary of Omnicom Media Group Holdings, Inc., a media communications firm. Mr. Uva served as a director of Univision Communications, Inc. from 2007 until March 2011 and as a director of TiVo Inc. from 2004 through July 2011. Mr. Uva brings extensive executive experience and knowledge of media and advertising, as well as service on the boards of other public companies, to the Board.

Directors with Terms Expiring in 2015 (Class I Directors)

Sandra Horbach, 52

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as head of the Global Consumer and Retail team. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. Ms. Horbach currently serves as a director of NBTY, Inc. and CVC Brasil Operadora e Agência de Viagens S.A., as well as a number of not-for-profit organizations. She has also served on the boards of Citadel Broadcasting Corporation and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Mark Nunnelly, 54

Director since 2006

Mr. Nunnelly is a Managing Director at Bain Capital Partners, LLC. Prior to joining Bain Capital Partners, LLC in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly is a member of the board of directors of Bloomin’ Brands, Inc. and Genpact Limited, as well as a number of private companies and not-for-profit corporations, and formerly served on the board of Domino’s Pizza, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the board.

CORPORATE GOVERNANCE

Board Independence. Our Corporate Governance Guidelines provide that our Board of Directors shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of NASDAQ. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that six directors of our eight-member Board (75%) are independent under the governance and listing standards of NASDAQ: Mr. Alvarez, Mr. DiNovi, Mr. Hines, Ms. Horbach, Mr. Nunnelly and Mr. Uva.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provides that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee provide that such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the board of directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the board of directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request. Recommendations should be sent to Rich Emmett, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Jon Luther, our current non-executive Chairman of the Board of Directors, served as the Chief Executive Officer of Dunkin’ Brands from 2003 to 2009. Mr. Luther has wide-ranging, in-depth knowledge of our business arising from his many years of service to Dunkin’ Brands and, as a result, provides effective leadership for the Board and support for Mr. Travis and other management. As a result of Mr. Luther’s knowledge and experience, the Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. The Board believes that the separate roles of Mr. Luther and Mr. Travis, our Chief Executive Officer, are currently in the best interests of Dunkin’ Brands and its shareholders.

Policies Relating to Directors. It is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the Annual Meeting of Shareholders.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the code is posted on our website, which is located at http://investor.dunkinbrands.com. We intend to disclose any future amendments to, or waivers from, the Code for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Corporate Social Responsibility. Dunkin’ Brands strives to be recognized as a company that responsibly serves our guests, franchisees, employees, communities, business partners and the interests of our planet. Our commitment to corporate social responsibility is defined by four priorities:

•	Our People. From our employees to our franchisees and crew members, we believe in treating everyone with respect and fairness.

•

Our Guests. We are passionate about offering our guests delicious products they will enjoy, giving them plenty of menu options, and providing accurate nutrition information so they can make the best choices for themselves.

•

Our Planet. We recognize that everything we do has an impact on the environment. From the materials we use, to the way we construct and operate our stores, to the products we source, we are committed to adopting better, more sustainable approaches whenever feasible.

•

Our Neighborhoods. We are dedicated to serving the basic needs of our local communities—from providing food for the hungry and support for children’s health and wellness, to ensuring our neighborhoods are safe and secure.

In 2011, Dunkin’ Brands published our first Corporate Social Responsibility (CSR) report in which we highlighted our efforts to date as well as short and long-term goals in areas such as nutrition, sourcing, packaging and sustainable building. This first report focuses on our corporate functions and North American facilities owned and operated by Dunkin’ Brands or our subsidiaries for the year 2010. We plan to report on a two-year cycle and our 2012 CSR Report will be published in the first half of 2013. A copy of the prior report is available on our website and our 2012 report will be available on our website upon publication.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating and Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% shareholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Stock Repurchase

In August 2012, investment funds affiliated with Bain Capital Partners, LLC, The Carlyle Group and Thomas H. Lee Partners, L.P. (collectively, the “Sponsors”) sold an aggregate of 21,745,659 shares of our common stock in a registered, underwritten public offering. Concurrent with that offering, the Company repurchased a total of 15,000,000 shares of common stock from the Sponsors in a private, non-underwritten transaction at a price of $30.00 per share, the same price per share paid by the underwriters in the underwritten offering. Prior to this offering and stock repurchase, each of the Sponsors held greater than 10% of our common stock. As a result of the stock repurchase, each of the Sponsors received approximately $150,000,000 in proceeds from the Company. Three of our directors, Mark Nunnelly, Sandra Horbach and Anthon DiNovi, are affiliated with Bain Capital, The Carlyle Group and Thomas H. Lee Partners, L.P., respectively. None of these directors took part in the Board’s consideration of the repurchase transaction.

Franchise Relationship

Certain family members of our Chairman, Jon Luther, hold an ownership interest in an entity that owns and operates Dunkin’ Donuts restaurants and holds the right to develop additional restaurants under store development agreements. During fiscal 2012, the Company received $983,000 in royalty, rental, and other payments from this entity. During fiscal 2012, the Company recognized $80,000 of income related to store development agreements with this entity. All material terms of the franchise and store development agreements with this entity are consistent with other unrelated franchisees in the market.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 20, 2013 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors, nominees and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares(1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
FMR, LLC(2)	18,074,566	17.0%
Jennison Associates LLC(3)	14,647,091	13.8%
Wellington Management Company, LLP(4)	11,705,265	11.0%
Morgan Stanley(5)	7,629,309	7.2%
Neuberger Berman Group LLC(6)	5,715,720	5.4%

Directors and executive officers:
Nigel Travis	1,523,517	1.4%
Paul Carbone	65,934	*
John Costello	100,361	*
Giorgio Minardi	50,000	*
Ginger Gregory	41,000	*
Neil Moses	—	*
Raul Alvarez	2,617	*
Anthony DiNovi	878	*
Sandra Horbach	878	*
Michael Hines	6,363	*
Jon Luther(7)	132,488	*
Mark Nunnelly	878	*
Joseph Uva	4,519	*
All Directors, Nominees and Executive Officers as a Group (17 persons)	2,167,102	2.0%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following person had the right to acquire on March 20, 2013 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,399,140), Mr. Carbone (61,620), Mr. Costello (77,929), Mr. Minardi (50,000), Ms. Gregory (32,500) and all directors, nominees and executive officers as a group (1,798,029). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Ms. Gregory (5,667), Mr. Alvarez (2,617), Mr. DiNovi (878), Ms. Horbach (878), Mr. Hines (2,632), Mr. Nunnelly (878) and all directors, nominees and executive officers as a group (16,182).
(2)	The information regarding FMR LLC is based solely on information included in Amendment No. 3 to its Schedule 13G filed by FMR LLC with the SEC on February 14, 2013. FMR LLC reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 18,074,556 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 18,074,566 shares owned by the funds. FMR LLC reported its address as 82 Devonshire Street, Boston, Massachusetts 02109.
(3)

The information regarding Jennison Associates LLC (“Jennison”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed with the SEC on February 13, 2013. Jennison furnishes investment advice to several investment companies, including separate accounts, and institutional clients.

As a result of this role, Jennison may be deemed to be the beneficial owner of the shares held by such companies, accounts and clients. In addition, Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison and as a result, Prudential may be deemed to have power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to such shares.
(4)	The information regarding Wellington Management Company, LLP (“Wellington Management”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by Wellington with the SEC on February 14, 2013. Wellington Management reported that in its capacity as an investment adviser, Wellington Management may be deemed to beneficially own 11,705,265 shares of common stock which are held of record by clients of Wellington Management. Wellington Management reported its address as 280 Congress Street, Boston, Massachusetts 02210.
(5)	The information regarding Morgan Stanley is based solely on information included in Amendment No. 1 to its Schedule 13G filed by Morgan Stanley with the SEC on February 13, 2013. Morgan Stanley reported that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley reported its address as 1585 Broadway, New York, New York 10036 and reported the address of Morgan Stanley Investment Management Inc. as 522 Fifth Avenue, New York, New York 10036.
(6)	The information regarding Neuberger Berman Group LLC (“Neuberger”) is based solely on information included in its Schedule 13G filed by Neuberger with the SEC on February 14, 2013. Neuberger reported that Neuberger may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities reported on. Each of Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-adviser and investment manager, respectively, of Neuberger’s various registered mutual funds. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC and Neuberger Berman Fixed Income LLC, affiliates of Neuberger Berman LLC, are also aggregated to comprise the holdings referenced in Neuberger’s Schedule 13G. Neuberger reported its address as 605 Third Avenue, New York, New York 10158.
(7)	Includes 790 shares held by Jon L. Luther 2009-A Grantor Retained Annuity Trust, 7,322 shares of common stock held by Jon L Luther 2010-A Grantor Retained Annuity Trust and 124,376 shares held by the Jon L. Luther 2005 Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “2012 Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2012 are:

•	Nigel Travis, Chief Executive Officer

•	Paul Carbone, Chief Financial Officer(1)

•	Giorgio Minardi, President, Dunkin’ Brands International

•	Ginger Gregory, Senior Vice President and Chief Human Resources Officer

•	John Costello, President, Global Marketing and Innovation

•	Neil Moses, Former Chief Financial Officer and Chief Global Strategy Officer(2)

(1)	Mr. Carbone became our Chief Financial Officer effective June 4, 2012.
(2)	Mr. Moses served as our Chief Financial Officer until June 3, 2012. Effective June 4, 2012, he became our Chief Global Strategy Officer. Mr. Moses resigned from his position as Chief Global Strategy Officer on November 8, 2012. As described below, he remained a non-executive employee of the company through March 15, 2013. On this date, his employment with us terminated.

Overview of Compensation and Fiscal 2012 Performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

•	rewarding individual performance and contribution to our success; and

•

aligning the interests of our executive officers with those of our shareholders by historically delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. Our executive compensation program is designed to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

Highlights of 2012 performance

We achieved strong financial performance in fiscal 2012, and we believe that our named executive officers were instrumental in helping us to achieve those results. Highlights of our fiscal 2012 performance include the following:

•	Grew worldwide sales: Grew worldwide systemwide sales by 5.2% over fiscal year 2011 (systemwide sales grew 7.0% on a 52-week basis).

•

Drove positive comparable store sales in Dunkin’ Donuts and Baskin-Robbins: Increased Dunkin’ Donuts U.S. comparable store sales by 4.2% and Baskin-Robbins U.S. comparable store sales by 3.8%, and increased Dunkin’ Donuts International comparable store sales by 2.0% and Baskin-Robbins International comparable store sales by 2.8%.

•	Expanded our global presence: Opened 665 (net) new Dunkin’ Donuts and Baskin-Robbins locations globally, bringing Dunkin’ Brands to 17,459 total points of distribution as of year-end.

•	Increased revenue: Increased revenue from $628.2 million in fiscal year 2011 to $658.2 million in 2012 for a 4.8% increase (revenue increased 6.1% on a 52-week basis).

•	Increased operating income: Increased operating income 16.6% to $239.4 million; adjusted operating income increased 13.5% to $307.2 million.

•	Increased net income: Increased net income 214.5% to $108.3 million; adjusted net income increased 47.1% to $149.7 million.

This performance translated into results that exceeded our expectations for fiscal 2012. Based on our global earnings before interest, taxes, depreciation and amortization (EBITDA), the measure that determined our 2012 Dunkin’ Brands, Inc. Short-Term Incentive Plan (STI Plan) funding, as adjusted, the Compensation Committee approved STI Plan funding at 120% of target, all in accordance with the terms of this plan. Global EBITDA is a non-GAAP financial measure. In calculating global EBITDA, we add back to net income the following: interest expense, income tax expense, depreciation and amortization and impairment charges. Global EBITDA was further adjusted for purposes of the STI Plan and a description of these additional discretionary adjustments is provided below.

“Adjusted net income” and “adjusted operating income” are non-GAAP financial measures. An explanation of how we calculate these measures is contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the Securities and Exchange Commission.

At our 2012 annual meeting of shareholders, 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our executive officers. The Compensation Committee considered this very positive support for our compensation practices, concluded that no changes were necessary to our executive compensation program and continued to make its compensation-related decisions consistent with the Company’s stated executive compensation philosophy.

Compensation framework: policies and process

Roles of Compensation Committee and Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the nature and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, and administering our equity compensation plans and awards. Following our IPO, our Board had generally been responsible for approving equity awards granted to our executive officers in order to qualify these awards as “exempt” under Section 16 of the Securities Exchange Act of 1934, as amended. We have since determined that all members of the Compensation Committee qualify as “independent” under Section 16, and, as a result of this, we expect that the Compensation Committee will approve all future equity awards granted to our executive officers. Our Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our named executive officers and the other executive officers reporting to him. The Compensation Committee meets with our Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for all of our named executive officers, including our Chief Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chief Executive Officer.

Competitive market data and use of compensation consultants

Except with respect to newly hired or newly promoted named executive officers, as described below, our Compensation Committee determined that it was appropriate to keep the compensation levels of our named executive officers in fiscal 2012 largely unchanged from the time of our initial public offering in mid-2011. As part of our preparation in 2011 to become a public company, the Company, on behalf of the Compensation Committee, retained Frederic W. Cook & Co., Inc. (“Cook”) to review the competitiveness of our executive compensation and to provide recommendations for changes, as appropriate. This analysis included a study of senior executive direct compensation levels and opportunities, as well as the present value of long-term incentives held by our executives when compared to executives in similar positions at our peer group companies. The peer group of companies used in Cook’s analysis was reviewed and approved by the Compensation Committee. That group consisted of the 14 publicly-traded companies listed below. They were chosen because they are in a similar industry and/or business model as the Company, are companies against which we compete for executive talent and are relatively similar in size and market capitalization to the Company. As of April 2011, when the peer group was established, our market capitalization was between the median and the 75th percentile of our peer group companies and our operating income approximated the median of those companies. The Compensation Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group.

Brinker International	Darden Restaurants	Panera Bread	Wendy’s Co.

Cheesecake Factory	DineEquity	Ruby Tuesday	Yum! Brands

Chipotle Mexican Grill	Domino’s Pizza	Starbucks

Cracker Barrel	Jack In The Box	Tim Horton’s

Cook was also engaged in 2012 to help establish compensation levels for our named executive officers for fiscal 2013. Cook has not provided any consulting services for us other than as described in this section. The Compensation Committee has determined that the work performed by Cook did not raise any conflicts of interest in 2012 that would preclude the committee from reviewing and considering Cook’s analyses when making compensation decisions.

Elements of named executive officer compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers. Compensation for our named executive officers consisted of the following elements for fiscal 2012:

Element	Description	Primary objectives
Base Salary	• Fixed cash payment	• Attract and retain talented individuals • Recognize career experience and individual performance • Provide competitive compensation

Short-Term Incentives	• Performance-based annual cash incentives	• Promote and reward achievement of the company’s annual financial and strategic objectives and individualized personal goals

Long-Term Incentives	• Time and performance-based stock options and time-based restricted stock unit awards	• Align executive interests with shareholder interests by tying value to long-term stock performance • Attract and retain talented individuals

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and disability insurance (STD & LTD) • Retirement Savings / 401(k) Plan • Non-qualified deferred compensation plan	• Provide competitive benefits • Provide tax-efficient retirement savings • Provide tax-efficient opportunity to supplement retirement savings

Executive Perquisites	• Executive physical for Vice Presidents and above • Supplemental LTD Insurance	• Promote health and well being of senior executives • Provide competitive benefits

Severance Benefits	• Cash and non-cash payments and benefits upon a qualifying termination of employment	• Retain and attract key employees • Provide a level of protection in the event of an involuntary termination of employment

Base salary

Base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Adjustments to base salaries are based on the level of an executive’s responsibilities and his or her individual contributions, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity holdings, including stock options, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from industry surveys of similar companies. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and based on the achievement of performance objectives.

Short-term incentive (STI) plan

In addition to receiving base salaries, executives participate in the STI Plan, our annual management incentive plan. We believe that annual incentives should be based upon actual performance against specific business objectives. Each year, the Compensation Committee reviews and establishes the performance metrics that will be used under the STI Plan to help ensure that the program design appropriately motivates our executive officers to achieve relevant and important financial and operational goals. The funding of the STI Plan in fiscal 2012 was based on the level of achievement against our global EBITDA target. For fiscal 2012, the Compensation Committee chose global EBITDA as the performance metric that would be used to establish the funding levels under the plan in order to ensure that we had a sufficient level of earnings to fund bonuses to be paid out of this plan. In addition, the use of global EBITDA provides a link between the compensation payable to our executives and the value we create for our shareholders. The Compensation Committee set the global EBITDA target for fiscal 2012 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target. The potential STI Plan payout for each eligible employee (based on the employee’s target bonus) is aggregated to create an STI Plan pool at target. The level of funding under the STI Plan ranges from 0% to 200% of that target pool based on our actual performance relative to the global EBITDA target, with a threshold funding level established by the Compensation Committee based on the minimum level of global EBITDA performance that would result in any funding under the STI Plan. For fiscal 2013, the Compensation Committee has decided to use adjusted operating income as the performance metric that will establish the funding levels under the STI Plan. The Compensation Committee made this decision to better align the funding of the STI Plan with a financial metric that it considers to be more meaningful for our public company shareholders.

Once our global EBITDA performance is determined after the close of the fiscal year, the funding level for the STI Plan is established. This incentive plan funding is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and net development (i.e., the number of new store openings minus the number of store closings). These specific goals are chosen due to their impact on our profitability. These goals are categorized into three categories: Primary, Secondary and Personal. Primary business goals are key financial goals that are most relevant to the executive based on his or her role within the Company and his or her ability to impact certain aspects of our business. Secondary business goals are financial goals which are influenced or impacted by the activities of a broader organization/group. The Secondary business goals are often shared among executives in order to create more cross-functional collaboration. Personal goals are measurable operational or business goals that relate directly to the duties and responsibilities of the executive. Performance against each goal category is measured separately. The goals are weighted as follows: Primary (35%), Secondary (30%) and Personal (35%). This weighting allows each set of goals to be taken into account in a manner that is generally equal, with more weight placed on the achievement of relevant Company performance metrics. The achievement of Personal goals is taken into account solely on a discretionary basis. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

The annual bonus for Mr. Travis had been determined solely under the terms of his employment agreement. To ensure that Mr. Travis was treated consistently with our other executive officers, his employment agreement was amended in 2012 to clarify that his bonus would be determined in the same manner as the bonuses for our other executives.

The table below lists the 2012 Primary and Secondary business goals for each named executive officer.

Named executive officer Title	Goal type	Metric
Nigel Travis	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chief Executive Officer	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Carbone	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chief Financial Officer	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Giorgio Minardi	Primary	Dunkin’ Brands International Comparable Sales

President, Dunkin Brands’ International	Secondary	Dunkin’ Brands Global Total Revenue

Ginger Gregory	Primary	Dunkin’ Brands Inc. Global Total Revenue

Senior Vice President and Chief Human Resources Officer	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

John Costello	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Global Marketing and Innovation	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Neil Moses	Primary	Dunkin’ Brands Inc. Global Total Revenue

Former Chief Financial Officer and Chief Global Strategy Officer	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

2012 Personal goals were the relevant strategic and operational goals for the respective named executive officer described below:

•	creating greater shareholder value by maximizing earnings per share;

•	increasing franchise profitability;

•	introducing a new Dunkin’ Donuts mobile application to improve the customer experience and increase brand loyalty;

•	developing our long-term growth strategy for our international operations;

•	increasing customer satisfaction scores; and

•	strengthening the global supply chain.

The achievement of Personal goals under the STI Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee on a discretionary basis.

At the conclusion of the fiscal year, global EBITDA results are determined by our finance department based on audited financial results. These results are presented to the Compensation Committee for consideration and approval. The Compensation Committee retains the discretion to adjust (upwards or downwards) global EBITDA results for the occurrence of extraordinary events affecting global EBITDA performance. In addition, in setting the global EBITDA thresholds and determining our achievement of such thresholds, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. After the Compensation Committee sets the bonus pool under the STI Plan based on its determination of the level of our global EBITDA achieved, our Chief Executive Officer then recommends amounts payable to each named executive officer under the STI Plan based on that individual’s performance against his or her Primary,

Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’ bonus. STI Plan awards may be adjusted based on considerations deemed appropriate by the Compensation Committee, including personal performance.

Long-term equity incentive program

The primary goals of our equity incentive program are to align the interests of our named executive officers with the interests of our shareholders and to encourage executive retention through the use of service-based vesting requirements. Our long-term equity program for executive officers prior to our IPO consisted of stock options that were more heavily weighted towards performance-based vesting requirements. These stock options continue to remain outstanding. Stock option awards granted prior to the IPO were divided so that 30% were time-vested options (tranche 4) and 70% were performance-based options (tranche 5) that vested based on time and investment returns to investment funds affiliated with Bain Capital Partners, LLC, The Carlyle Group and Thomas H. Lee Partners, L.P. (collectively, the “Sponsors”), the owners of the Company prior to our initial public offering. The combination of time- and performance-vesting of these awards was designed to compensate executives for their long-term commitment to the Company, while incentivizing sustained increases in our financial performance and helping to ensure that the Sponsors received an appropriate return on their invested capital before executives received significant value from these grants. The pre-IPO Compensation Committee determined that the performance-based vesting condition was an appropriate goal for a pre-IPO company because it provided incentives for our executives to increase the company’s value for a potential sale or initial public offering. Following our IPO, we have continued to grant time-based stock options and have also granted time-based restricted stock units in limited circumstances. We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are the best vehicle to align executive interests with shareholder interests.

The tranche 4 options described above generally vest in equal installments of 20% on each of the first five anniversaries of the vesting commencement date, which is typically the date the option grants were approved by the Compensation Committee. Stock options granted following our IPO vest in equal installments of 25% on each of the first four anniversaries of the date the options are granted.

The tranche 5 options described above generally become eligible to vest in tandem with the vesting of tranche 4 options, but do not actually vest unless a pre-established performance condition is also achieved. The performance condition is satisfied by the Sponsors’ receipt of a targeted return on their initial investment in the Company, measured at the time of a sale or disposition by the Sponsors of all or a portion of the Company. In 2012, based on the level of return the Sponsors received, the performance condition associated with all outstanding tranche 5 options was satisfied. As a result, the only remaining condition for vesting of the tranche 5 stock options is continued service to the Company.

Restricted stock units typically vest in three equal installments on each of the first three anniversaries of the date the awards are granted. Restricted stock units encourage employee retention by providing some level of value to executives who remain employed throughout the vesting period. Restricted stock units also support an ownership culture and thereby encourage our executives to take actions that are best for our long-term success.

In 2012, as described in further detail below, the only named executive officers who received equity grants were Messrs. Carbone and Minardi and Ms. Gregory. Mr. Carbone received a grant of stock options in conjunction with his promotion to the position of Chief Financial Officer. Mr. Minardi and Ms. Gregory received grants of equity-based awards at the time they commenced employment with us. Mr. Minardi’s equity award was in the form of stock options. As partial replacement for equity awards that were forfeited by Ms. Gregory when she left her prior employer, the Board granted Ms. Gregory restricted stock units and a supplemental grant of stock options. In determining the size of the long-term equity grants awarded to our named executive officers, the Board took into account a number of factors such as long-term incentive values typically awarded to executives who held or holding positions at the Company and internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards of currently employed executives, as well as the compensation earned by the individual in his or her prior position (in the case of Mr. Minardi and Ms. Gregory). During the period that we were a private company and continuing through early 2013, there had been no program for awarding annual grants, and the Compensation Committee retained (and currently retains) discretion to grant stock options or other equity-based awards to employees at any time, including in connection with a promotion, to reward an employee, for retention purposes or in other circumstances. Beginning with fiscal 2013, consistent with market practice for companies in our peer group, the Compensation Committee has decided to grant equity-based awards generally on an annual basis. The present intent is for these awards to be granted in the form of stock options, but the Compensation Committee will continue to evaluate the structure and terms of our equity compensation program and may make adjustments going forward.

Fiscal 2012 compensation

Base salaries

The Compensation Committee annually reviews the base salaries of our named executive officers. In 2012, it reviewed the base salary of each of our named executive officers, and, with the exception of Mr. Carbone, decided to maintain each officer’s salary level at its then-current level. After its annual review of base salaries, in light of the fact that his base salary was not increased, the Compensation Committee decided to award Mr. Moses with a one-time bonus equal to $20,000 to recognize his accomplishments during 2011, particularly in connection with our initial public offering. Prior to the time that Mr. Carbone was promoted to Chief Financial Officer, he received a base salary increase as part of our annual salary review process. At the time of his promotion, to recognize his new position and his increased duties and responsibilities, the Compensation Committee approved a base salary increase from $300,000 to $400,000 for Mr. Carbone. The base salaries of Mr. Minardi and Ms. Gregory were set at the time they commenced employment with us and were determined after reviewing base salaries for similar positions in the Company and the base salary earned by the officer at his or her prior employer.

Short-term incentive awards

The threshold, target and maximum incentive levels (as a percentage of base salary and as described more fully below) established under the STI Plan and payable to each named executive officer if achievement relative to the 2012 global EBITDA target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his or her Primary, Secondary and Personal goals were:

	Target STI as a % of base salary
Named executive officer	Threshold %	Target %	Maximum %
Nigel Travis	25%	100%	200%
Paul Carbone(1)	12.5%	50%	100%
Giorgio Minardi(2)	12.5%	50%	100%
Ginger Gregory(2)	12.5%	50%	100%
John Costello	12.5%	50%	100%
Neil Moses(3)	18.75%	75%	150%

(1)	Mr. Carbone’s incentive target was increased from 40% to 50% effective June 4, 2012 in connection with his promotion to Chief Financial Officer. His effective target percentage, used to calculate his 2012 STI Plan award, was 50%, reflecting the agreement contained in his offer letter upon promotion.
(2)	As described further below, Mr. Minardi and Ms. Gregory were awarded bonuses under the STI Plan based on employment on a full-year basis.
(3)	Pursuant to Mr. Moses’ separation agreement with the Company, he was entitled to receive 100% of his target bonus for fiscal 2012.

Full funding (100% of target funding) for the STI Plan was contingent on achievement of our global EBITDA target of $335.0 million. The funding threshold level (25% of target funding) was contingent on achievement of

95% of the global EBITDA target, meaning that if global EBITDA performance achievement fell below $318.3 million, no funding would be achieved under the plan and no payments would be made under it. The maximum funding level for the STI Plan (200% of target funding) was contingent on the achievement of 105% of the global EBITDA target, or achievement of $351.8 million of global EBITDA.

Our 2012 global EBITDA performance under our STI Plan after adjustments for legal reserves, stock compensation expense, costs associated with closure of our Peterborough, Ontario manufacturing plant, follow-on offering costs and transaction costs associated with the refinancing of long-term debt, was $338.7 million, or 101% of our EBITDA target. This translated to a funding level of 120% of target funding in accordance with the funding schedule set forth in the STI Plan, which determines funding between target funding and maximum funding on a straight-line basis. The Compensation Committee approved this funding level for 2012.

Once the level of funding was approved, our Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer under the STI Plan based on each individual’s performance against his Primary, Secondary and Personal goals. The determination of the amount that each individual received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. In recognition of the strong performance by Mr. Minardi and Ms. Gregory during fiscal 2012, Mr. Travis recommended, and the Compensation Committee approved, that bonuses under the STI plan for each of them not be pro-rated to reflect the fact that they were hired mid-year. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chief Executive Officer’s recommendation) of the individual’s performance against his or her individual goals. When assessing the amount of the bonus that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chief Executive Officer as it did to the other named executive officers. For 2012, each named executive officer was determined to have achieved his or her Personal goals in full. In addition, after considering our strong overall results and the role each respective named executive officer played in achieving those results, our Chief Executive Officer recommended to the Compensation Committee that an additional pool of bonuses be funded that would approximate a total bonus for each executive officer (other than Mr. Moses) at or near the level of the funding for the bonus pool generally—that is, approximately 120% of target—and recommended each officer’s award, other than his own. The Compensation Committee approved that each of Messrs. Travis, Carbone, Minardi and Ms. Gregory be entitled to receive an additional discretionary bonus to recognize the contributions they made to the strong performance of Dunkin’ Brands during fiscal 2012. With this additional bonus, each named executive officer, other than Mr. Moses, received a bonus that was funded at between 110% and 120% of each officer’s target bonus, which was generally equal to the level of funding for the bonus pool. Pursuant to Mr. Moses’ separation agreement with the Company, he was entitled to receive 100% of his target bonus for fiscal 2012. The table below lists the payouts to each named executive officer as a percentage of eligible base salary earnings and as a percentage of his target award.

Named executive officer	Target STI plan % payout (% of base salary)	Actual award % (% of base salary)	Actual award % (% of target award)
Nigel Travis	100%	120%	120%
Paul Carbone	50%	57.5%	115%
Giorgio Minardi	50%	55%	110%
Ginger Gregory	50%	57.5%	115%
John Costello	50%	60%	120%
Neil Moses	75%	75%	100%

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$661.1	$664.6	105%
Dunkin’ Brands Inc. U.S. Comparable Sales	4.50%	3.81%	82.5%
Dunkin’ Donuts U.S. Net Development, comprised of:			107.5%
Dunkin’ Donuts U.S. Net New Stores (50% weight)	305	305	100%
Dunkin’ Donuts New First Year Sales ($MM) (50% weight)	$107.92	$111.50	115%
Dunkin’ Brands Inc. Comparable Sales—International	5.1%	2.53%	47.5%

(1)	Each metric is as defined under the STI Plan or award agreements granted thereunder.

	Weighted Contribution Toward STI Plan Payout
Named executive officer	Primary and Secondary Business Goals (65% of total opportunity)(1)	Personal Goals EBITDA and STI Plan funding (35% of total opportunity)(2)	Adjustment to Personal Goals(3)	Actual award % (% of target award)
Nigel Travis	63%	42%	15%	120%
Paul Carbone	63%	42%	10%	115%
Giorgio Minardi	48.1%	42%	19.9%	110%
Ginger Gregory	63%	42%	10%	115%
John Costello	63%	42%	15%	120%
Neil Moses	63%	37%	0%	100%

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the EBITDA-based funding level multiplied by the remaining portion of the award (35%).
(3)	Represents the additional discretionary bonus approved by the Compensation Committee for Messrs. Carbone, Minardi, and Costello, and for Ms. Gregory.

Long-term equity incentive awards

In 2012, three of our named executive officers received equity-based awards. Our Board granted stock options to Mr. Minardi and Ms. Gregory in connection with the commencement of their employment, which began in the first quarter of 2012. They also granted Ms. Gregory an award of restricted stock units and a supplemental grant of stock options in connection with the commencement of her employment, and in recognition of the long-term incentive compensation value she relinquished as a result of leaving her prior employer. Our Board also granted stock options to Mr. Carbone in connection with his promotion to the position of Chief Financial Officer. In determining the size of the long-term equity grants awarded to our named executive officers, our Board took into account a number of factors such as long-term incentive values typically awarded to executives holding positions in similarly-situated companies and internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards of currently employed executives, as well as the compensation earned by the individual in his or her prior position (for Mr. Minardi and Ms. Gregory). The Board determined that, given the level of Mr. Travis’ and Mr. Costello’s equity holdings, no equity-based awards would be granted to them during fiscal 2012. As noted above, all stock options granted in 2012 are subject to time-based vesting. The options granted to Messrs. Minardi and Carbone and Ms. Gregory vest in four equal annual installments, subject to continued employment. Ms. Gregory’s restricted stock unit award vests in three equal annual installments, subject to continued employment.

Employment and termination agreements

Employment agreements and letters

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program that is designed to attract and retain industry-leading talent. The Committee further believes that separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger severance entitlements. We also do not maintain any special change in control severance plans and do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to individual employment agreements (in the case of Mr. Travis) or offer letters (in the case of our other named executive officers). These arrangements are more fully described below under “Potential payments upon termination or change in control.”

Equity compensation

As more fully described below in the section entitled “Potential payments upon termination or change in control,” our named executive officers’ stock option and restricted stock unit agreements also provide for accelerated vesting upon a change in control. In fiscal 2012, the Compensation Committee approved amendments to each outstanding stock option and restricted stock unit award agreement entered into with our named executive officers and other employees following our IPO to provide that if the employment of such executive was terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his or her equity awards would vest in full upon such termination. The Compensation Committee approved these amendments because it determined that it was appropriate to provide each executive with severance-related protection in the event that his or her employment was involuntarily terminated in connection with a change in control transaction. Understanding that this protection would only be meaningful if the equity awards held by the executives were assumed in the change in control transaction, the Compensation Committee also approved, as part of these amendments, that if their awards were not assumed they would vest in full at the time of the transaction.

Separation Agreement

In connection with Mr. Moses’ separation from employment with the Company in March 2013, the Company entered into a separation agreement with him, pursuant to which he will receive salary continuation, continued payment by the Company of his COBRA health insurance premiums and outplacement services for a period of twelve months. The severance provided under this agreement was the same as that provided for under his offer letter. At the time of his transition to non-executive employee status, consistent with the company’s current practice to provide a level of continued health benefits and outplacement coverage for those employees who have offer letters, the Compensation Committee decided to supplement this cash severance with the continued health benefits and outplacement described above for the time period described above. The terms of this agreement are more fully described below under “Potential payments upon termination or change in control”.

Employee benefits and perquisites

We provide our executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2012, subject to limits set forth in the Internal Revenue Code of 1986, as amended. In addition to our standard 401(k) retirement savings plan available to all employees, we have established a non-qualified deferred compensation plan for senior employees, including our named executive officers. The plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and provides financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

We offer limited perquisites and personal benefits to our named executive officers. We have provided our named executive officers with relocation benefits to facilitate their relocation, including short-term cash supplements. In 2012, in connection with Mr. Minardi’s relocation from Milan, Italy to the greater Boston, Massachusetts area, we provided him with relocation benefits in accordance with the terms of our executive relocation policy. We also provide our named executive officers with a limited number of sporting event tickets and limited use of a company automobile and pay them for the cost of executive physicals and supplemental long-term disability insurance. The costs associated with all perquisites, including relocation benefits, are included in the Summary Compensation Table.

Clawbacks; Risk Assessment

The Compensation Committee currently has the ability to “clawback” awards under our 2011 Omnibus Long-Term Incentive Plan to the extent required by applicable federal or state law. In addition, the Compensation Committee intends to adopt a “clawback” policy once the SEC rules are finalized with respect to the same. The Company does not believe that the risks arising from our compensation practices are reasonably likely to have a material adverse effect on the Company.

Emphasis on Long-Term Ownership

Stock Ownership Guidelines. In 2012, the Compensation Committee adopted a stock ownership policy that applies to our executive officers, including our named executive officers. Under the current guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline(1)
Nigel Travis	6x
Paul Carbone	3x
Giorgio Minardi	3x
Ginger Gregory	3x
John Costello	3x
Neil Moses(2)	—

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.
(2)	As a former executive officer, Mr. Moses is no longer subject to the stock ownership policy.

This policy is designed to increase the named executive officers’ ownership stakes and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Savings Plan, and shares obtained through stock option exercise and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested restricted stock units. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Travis, 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, if applicable in the event of the exercise of options, and withholding taxes in the event of all equity awards.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits insiders from hedging their ownership of our common stock or pledging shares of common stock.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take into consideration the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing these programs. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Anthony DiNovi

Sandra Horbach

Mark Nunnelly

Joseph Uva

2012 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2012, 2011 and 2010:

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option awards ($)(4)	Non-equity incentive plan compensation ($)(5)	All other compensation ($)(6)	Total ($)
Nigel Travis	2012	$861,000	—	—	—	$1,033,050	$17,228	$1,911,278
Chief Executive Officer	2011	$873,750	—	—	—	$1,060,086	$24,089	$1,957,925
	2010	$850,000		—	$4,012,500	$637,500	$37,250	$5,537,250

Paul Carbone	2012	$351,250	—	—	$1,166,480	$230,000	$20,442	$1,768,172
Chief Financial Officer(7)

Giorgio Minardi	2012	$380,769	—	—	$1,964,000	$247,500	$62,458	$2,654,727
President, Dunkin’ Brands International(7)

Ginger Gregory	2012	$270,385	—	$260,100	$1,406,600	$212,750	$5,291	$2,155,126
Chief Operating Officer, Dunkin’ Donuts U.S.(7)

John Costello	2012	$530,000	—	—	—	$317,994	$20,930	$868,924
President, Global Marketing and Innovation	2011	$530,962	—	—	$1,308,000	$332,403	$55,539	$2,226,904
	2010	$500,000	—	—	$324,000	$182,000	$151,257	$1,157,257

Neil Moses, III	2012	$488,000	$20,000	—	—	$366,000	$17,965	$891,966
Former Chief Financial Officer(8)	2011	$492,635	—	—	$1,215,500	$463,861	$25,053	$2,197,049
	2010	$43,698	—	—	—	$22,978	$1,846	$68,522

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of our Non-Qualified Deferred Compensation or 401(k) Plans. Base salaries for fiscal 2011 were calculated based on a 53-week fiscal year.
(2)	Represents a $20,000 bonus awarded to Mr. Moses to recognize his accomplishments during 2011, particularly in connection with our initial public offering.
(3)	The amount shown in this column represents the dollar amount of the aggregate grant date fair value of the restricted stock units granted to Ms. Gregory during fiscal 2012, determined in accordance with ASC Topic 718 and based on a grant date fair value of a share of common stock equal to $30.60. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer and exclude the effect of estimated forfeitures.
(4)	The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to options granted in 2010, the underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the fiscal year ended December 25, 2010, included in our Registration Statement on Form S-1, filed with the SEC on November 1, 2011. With respect to options granted in 2011, the underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. With respect to options granted in 2012, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 29, 2012, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.
(5)	Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the STI Plan. These payout amounts were based on the attainment of certain pre-established performance targets. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2012 compensation—Short-term incentive awards” above.

(6)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and principal position	Year	Flexible allowance and event tickets ($)(i)	Company- paid premiums for LTD coverage ($)	Personal Use of Company Vehicle ($)(ii)	Relocation expenses ($)(iii)	Executive physicals ($)	401(k) company match contributions ($)	Other ($)
Nigel Travis	2012	$2,160	—	$5,268	—	—	$9,800	—
Chief Executive Officer	2011	$12,123	—	—	—	$2,150	$9,800	$16
	2010	$24,000	—	—	—	$3,450	$9,800	—

Paul C. Carbone	2012	$6,396	$1,259	$538	—	$2,450	$9,800	—
Chief Financial Officer

Giorgio Minardi	2012	$2,160	—	$538	$55,076	$2,300	$2,385
President, Dunkin’ Brands International

Ginger Gregory	2012	$2,160	—	—	—	—	$3,131
Senior Vice President and Chief Human Resources Officer

John Costello	2012	$2,160	$3,640	$2,580	—	$2,750	$9,800	—
President, Global Marketing & Innovation	2011	$9,388	$3,640	—	$32,615	—	$9,800	$20
	2010	$22,000	$3,224	—	$119,263	—	$8,769	—

Neil Moses	2012	$2,160	$2,695	$860	—	$2,450	$9,800	—
Former Chief Financial Officer	2011	$9,388	$2,695	—	—	$3,150	$9,800	$20
	2010	$1,846	—	—	—	—	—	—

(i)	Amounts shown with respect to 2010 for Messrs. Travis, Moses, and Costello consist of a cash allowance paid to each named executive officer at the rate of $20,000 per annum to be used at his discretion as a car allowance or otherwise (flexible allowance) (Messrs. Travis and Costello, each $20,000; and Mr. Moses, $1,846), plus the face value of tickets to sporting events provided to them. Amounts shown with respect to 2011 consist of a pro-rated flexible allowance (Mr. Travis $7,308; Mr. Moses, $7,692; and Mr. Costello, $7,692), plus the face value of tickets to sporting events provided to them. With the exception of Mr. Carbone, whose amount reflects a pro-rated flexible allowance that was paid to him prior to the date he became our Chief Financial Officer ($6,396), amounts shown in 2012 for other NEOs reflect the face value of tickets to sporting events that were provided to them. During 2011, the Company ceased providing flexible allowances to our named executive officers.
(ii)	Amounts show are calculated based on the incremental costs to the Company of using a Company vehicle to transport the named executive officer from Canton, Massachusetts to Logan Airport in Boston, Massachusetts, calculated by taking into account the cost to the company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the company regardless of this personal use.
(iii)	Amount shown for Mr. Minardi reflects costs associated with Mr. Minardi’s relocation to Massachusetts, consisting of reimbursement of the costs of moving, including $13,673 in home search expenses, $9,499 in home search assistance, $3,108 for temporary living, $10,000 to cover miscellaneous relocation expenses, and a “gross-up” of $18,796 to cover taxes on his relocation benefits. Amount shown for Mr. Costello reflects costs associated with Mr. Costello’s relocation to Massachusetts, consisting of reimbursement of the costs of rental housing in Boston ($100,000 with respect to 2010 and $34,615 with respect to 2011), and with respect to 2010, $2,585 for pre-move house hunting, $7,628 for temporary living, $48 for trips between locations, $960 for property management/rental assistance and a “gross-up” of $8,042 to cover taxes on his relocation benefits. The reimbursement to Mr. Costello of the costs of rental housing in Boston ceased effective April 23, 2011.
(7)	Each of Messrs. Carbone and Minardi, and Ms. Gregory, became named executive officers in 2012 and, as a result, only information for the most recent fiscal year is included in this table.
(8)	Mr. Moses served as our Chief Financial Officer until June 3, 2012 and, effective June 4, 2012, became our Chief Global Strategy Officer. Mr. Moses resigned from his position as our Chief Global Strategy Officer on November 8, 2012 and remained a non-executive employee of the Company through March 15, 2013 and, on this date, his employment with us terminated. Information with respect to the most recent fiscal year reflects compensation earned in both his capacities as an executive and non-executive employee.

Grants of Plan-Based Awards Table

Name	Type of Award	Approval Date	Grant Date	Potential Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise Price of Option Awards ($/sh) (4)	Grant Date Fair Value of Stock and Awards ($)
				Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Nigel Travis	Annual Incentive			215,250	861,000	1,722,000

Paul Carbone	Annual Incentive			50,000	200,000	400,000

	Stock Options		6/8/2012					100,000	33.18	1,166,480	(5)

Giorgio Minardi	Annual Incentive			56,250	225,000	450,000

	Stock Options		2/14/2012					200,000	28.57	1,964,000	(5)

Ginger Gregory	Annual Incentive			46,250	185,000	370,000

	Restricted Stock Units		3/26/2012				8,500			260,100	(6)

	Stock Options		3/26/2012					130,000	30.60	1,406,600

John Costello	Annual Incentive			66,250	265,000	530,000

Neil Moses	Annual Incentive			91,500	366,000	732,000

(1)	These figures represent threshold, target and maximum bonus opportunities under the STI plan, and were calculated assuming that the named executive officer had been in his or her position as of the end of the fiscal year for the full fiscal year. The actual amount of the bonus earned by each named executive officer for fiscal 2012 is reported in the summary compensation table. For a description of the performance targets relating to the STI plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2012 compensation—Short-term incentive awards” above.
(2)	Represents restricted stock units granted in connection with Ms. Gregory’s commencement of employment.
(3)	The stock options granted to Messrs. Carbone and Minardi, and Ms. Gregory, were granted under our 2011 Omnibus Long-Term Incentive Plan. All stock option awards in this column are options to purchase shares of our common stock, have a ten-year term and are subject to service-based vesting, as described below.
(4)	The exercise price of stock options is the fair market value of a share of our common stock on the date of grant. The exercise price of the stock options granted to Messrs. Carbone and Minardi and Ms. Gregory was determined using the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(5)	Amounts shown in this column reflect the fair value of the stock option awards on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. The underlying valuation assumptions for option awards are further discussed in Note 14 to our consolidated financial statements for fiscal year ended December 29, 2012, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.
(6)	The amount represents the dollar amount of the aggregate grant date fair value of the restricted stock units granted to Ms. Gregory during 2012, determined in accordance with ASC Topic 718 and based on a grant date fair value of a share of common stock equal to $30.60, the fair market value of a share of our common stock on the date of grant. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures.

Narrative disclosure to summary compensation table and grants of plan-based awards table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits, as described above in the Compensation Discussion and Analysis. All of our named executive officers were eligible to participate in our Non-Qualified Deferred Compensation Plan, the STI Plan, our 2006 Equity Incentive Plan and/or our 2011 Omnibus Long-Term Incentive Plan and our benefit plans and programs for all or a portion of fiscal 2012. Each of our named executive officers’ bonuses (including Mr. Travis’ pursuant to his employment agreement, as amended on November 30, 2012) is established and determined under the STI Plan, as more fully described in the Compensation Discussion and Analysis above. Pursuant to Mr. Moses’ separation agreement, he was entitled to earn 100% of his target bonus for fiscal 2012 under the STI Plan.

All option awards granted to Mr. Travis and options granted to Messrs. Carbone and Costello prior to our IPO were granted under the 2006 Equity Incentive Plan and have a 10-year term. Options granted under that plan that are subject only to service-based vesting conditions (tranche 4 options) vest in equal annual installments over five years, beginning on the vesting commencement date (typically, the first anniversary of the grant date) or, if earlier, upon or following a change of control (as described below under “Potential payments upon termination or change of control”). Options that are subject to both performance-based and service-based vesting conditions (tranche 5 options) generally become eligible to vest in equal installments over five years, beginning on the vesting commencement date or, if earlier, upon or following a change of control (as described below under “Potential payments upon termination or change of control”), but will vest and become exercisable only if and when the applicable performance condition is satisfied. In 2012, based on the level of return received by the Sponsors, the owners of the Company prior to our initial public offering, the performance condition associated with all outstanding tranche 5 options was satisfied. As a result, the tranche 5 options are now subject only to time-based vesting. Messrs. Travis and Carbone were given service credit for both their tranche 4 and tranche 5 options to reflect that a period of time had elapsed between the date they had commenced employment with us and the date their stock options were granted, which resulted in 20% of their tranche 4 stock options being fully vested and 20% of their tranche 5 stock options being fully eligible to vest on the grant date.

Option awards granted to Messrs. Carbone, Costello, Minardi, and Ms. Gregory since December 2011 were granted under our 2011 Omnibus Long-Term Incentive Plan. These options are subject only to service-based vesting conditions, have a ten-year term and vest in equal annual installments over four years beginning on the first anniversary of the date of grant. Options granted may vest, under certain circumstances, in connection with a change in control (as described below under “Potential payments upon termination or change of control”).

Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable (1)	Number of Securities Underlying Unexercised Options (#) Unexerciseable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Nigel Travis	891,853	1,094,574	3.02	2/23/2020
Paul Carbone	40,608	28,021	3.02	2/23/2020
	3,500	14,012	7.31	3/9/2021
	—	100,000	33.18	6/8/2022
Giorgio Minardi	—	200,000	28.57	2/14/2022
Ginger Gregory	—	130,000	30.60	3/26/2022	8,500	274,975
John Costello	26,636	131,350	3.02	2/23/2020
	8,753	35,028	7.31	3/9/2021
	25,000	75,000	25.18	12/12/2021
Neil Moses	—	192,644	7.31	3/9/2021

(1)

Reflects stock options that vest based on service-based vesting conditions, including those options (tranche 5) granted prior to our IPO for which the performance-vesting condition has already been met, as discussed above, but which remain subject to time-based vesting. All stock option grants made on or before our IPO vest in equal annual installments over five years, beginning on the first anniversary of the vesting commencement date. 50% of these outstanding options vest upon a change of control and any remaining unvested options will vest on the first anniversary of the change of control (so long as the named executive officer remains employed through that date). Option grants made after our IPO vest in annual equal installments over 4 years, beginning on the first anniversary of the grant date and may vest, under certain circumstances, in connection with a change in control (as described below under “Potential payments upon termination or change of control”). For Messrs. Travis and Carbone, the numbers in the table reflect a decision by the Compensation Committee to accelerate the vesting of their stock options granted in 2010 by one year (20%) to reflect that time had passed between the dates they commenced employment with us (January 20, 2009 and September 15, 2008, respectively) and February 23, 2010, the grant date of the options.
(2)	The exercise price of stock options is the fair market value of a share of our common stock on the grant date. This was $3.02 in the case of grants made on February 23, 2010 and $7.31 in the case of grants made on March 9, 2011, in each case, as adjusted in connection with the reverse stock split that occurred immediately prior to our IPO. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third-party valuation firm. The exercise price for grants to Messrs. Carbone, Minardi, and Costello, and Ms. Gregory, made subsequent to our IPO was determined using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.
(3)	All options have a ten-year term.
(4)	Reflects a restricted stock unit award that was made to Ms. Gregory at the time she commenced employment to compensate her for the equity value she forfeited upon leaving her former employer, which vests in three equal installments on each of the first three anniversaries of the date of grant.
(5)	Market value is determined by multiplying the number of restricted stock units by $32.35, the closing price of a share of our common stock on December 28, 2012, the last business day of our 2012 fiscal year.

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options by named executive officers during 2012. No stock awards held by our named executive officers vested during fiscal 2012.

	OPTION EXERCISES
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Nigel Travis	750,000	21,049,400
Paul Carbone	—	—
Giorgio Minardi	—	—
Ginger Gregory	—	—
John Costello	60,927	1,664,375
Neil Moses	48,160	1,215,463

(1)	The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last Fiscal Year(1)	Registrant Contributions In Last Fiscal Year(2)	Aggregate Earnings In Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance At Last Fiscal Year End
Nigel Travis	$270,943	—	$64,917	—	$732,384
Paul Carbone	—	—	—	—	—
Giorgio Minardi	—	—	—	—	—
Ginger Gregory	—	—	—	—	—
John Costello	—	—	—	—	—
Neil Moses	—	—	—	—	—

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table
(2)	No company contributions were made into this plan for fiscal 2012 on behalf of our named executive officers.
(3)	Reflects market-based earnings on amounts credited to participants under the plan. Investment choices are available within the plan and we provide credits or debits to deferred compensation accounts based on the performance of the investment choices selected.

The Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan that is available to executives and key employees of the Company. Under the Deferred Compensation Plan, our named executive officers and other eligible employees are permitted to elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year (with a minimum deferral amount of $5,000). Although we have the discretion to provide matching credits under the plan, no matching credits were provided for fiscal 2012. All amounts credited to a participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts under the plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 50 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist in meeting a portion of our obligations under the plan. Upon a change in control, we will appoint an independent trustee to administer the trust and will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control).

Potential payments upon termination or change in control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment Agreement with Mr. Travis. Mr. Travis’ employment agreement was amended and restated effective May 3, 2011, and further amended on November 30, 2012. Under Mr. Travis’ employment agreement, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. He will also be entitled to a pro-rata bonus for the year in which such termination occurred, determined based on actual performance. In addition, Mr. Travis will be entitled to premium costs for participation in our medical and dental plans for eighteen months following employment termination. If his employment is terminated for performance-based cause, he will be entitled to receive a lump-sum payment equal to one times his annual base salary at the time his employment terminates. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, which failure did not rise to the level of “cause.”

All Other Named Executive Officers. Each of Messrs. Carbone, Minardi and Costello, and Ms. Gregory, is entitled to certain severance benefits under his or her offer letter, as amended. In the event of a termination of employment without cause, each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as our payroll. In addition, Mr. Minardi would have also been entitled to these severance benefits if, within the one-year period following his commencement of employment, the employment of Mr. Travis had been terminated (other than as a result of his death or disability) and, as a result, Mr. Minardi had voluntarily terminated his employment. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Mr. Moses is entitled to severance under the terms of a separation agreement dated as of November 13, 2012. Mr. Moses’ separation agreement provides that his employment terminated on March 15, 2013 and that, beginning on March 23, 2013, he was entitled to 12 months’ base salary as severance, payable as salary continuation in accordance with our usual payroll schedule. Under the separation agreement, if Mr. Moses elects COBRA coverage, we will continue for 12 months to pay the same share of the premium costs for health and dental coverage that we pay for active employees. The separation agreement also provides that we will pay for outplacement services for Mr. Moses for up to 12 months following his separation date.

Each named executive officer (including Mr. Travis), upon his or her separation from employment, is also entitled to receive any accrued but unpaid salary and vacation, as well as any earned but unpaid annual bonus for the preceding fiscal year.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his or her signing and not revoking a full release of claims in favor of the Company.

Restrictive Covenants. Under the terms of their respective agreements, each of Messrs. Travis, Carbone, Minardi, Costello, and Moses, and Ms. Gregory, has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during and for two years following employment termination. Each of Messrs. Carbone, Minardi, Costello, and Moses, and Ms. Gregory, has agreed to non-competition and non-solicitation obligations during and for one year following employment termination.

Change in control

All outstanding stock options held by our named executive officers have change in control vesting provisions, as described below.

According to the terms of each option grant awarded under our 2006 Equity Incentive Plan, eligible participants are entitled to accelerated vesting, immediately upon a change in control, of 50% of their then-unvested time-based (tranche 4) stock options. Any remaining unvested time-based (tranche 4) stock options will vest on the first anniversary of the change in control (so long as the participant remains employed through that date). Similarly, up to 50% of the then-unvested performance-based (tranche 5) stock options will vest immediately prior to the change in control, and the remaining performance-based (tranche 5) stock options will become vest on the first anniversary of the change in control (so long as the participant remains employed through that date).

In addition, in November 2012, the Compensation Committee amended all outstanding option and restricted stock unit awards held by our named executive officers that were issued under the 2011 Omnibus Long-Term Incentive Plan to provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the executive terminates his or her employment for good reason within 18 months of the change in control, such options or restricted stock units will automatically vest in full. The amendments also provide that if such options or restricted stock units are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

As described above under “Nonqualified deferred compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our Company or a change in control of the Company occurred on December 28, 2012 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Travis, under his employment agreement in effect on such date and, for the other named executive officers, under their respective offer letters, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 28, 2012, except for earned by unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies.

Termination of Mr. Travis’ employment	Cash severance (lump-sum)	Health benefit	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$1,717,981	$26,338	$1,744,319
Involuntary Termination (for Performance-Based Cause)	$861,000	—	$861,000

Termination by the company other than for cause	Cash severance (salary continuation)	Health and dental benefit (1)	Outplacement (2)	Total
Paul Carbone	$400,000	$3,803.34	$20,000	$423,803
Giorgio Minardi(3)	$450,000	$4,502.07	$20,000	$474,502
Ginger Gregory	$370,000	$3,915.72	$20,000	$393,916
John Costello	$530,000	$4,502.07	$20,000	$554,502
Neil Moses	$488,000	$15,662.88	$20,000	$511,916

(1)	Represents the amount we would have paid under our current practice of paying for 3 months’ health and dental benefits for Messrs. Carbone, Minardi and Costello and Ms. Gregory, and the amount payable to Mr. Moses for 12 months’ health and dental benefits under his separation agreement.
(2)	Represents the cost to us for six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

(3)	Mr. Minardi would have also been entitled to these severance benefits if, within the one-year period following his commencement of employment, the employment of Mr. Travis had been terminated (other than as a result of his death or disability) and, as a result, Mr. Minardi had voluntarily terminated his employment.

Change in control/Change in Control followed by qualifying employment termination	Acceleration of unvested stock options ($)(1)	Acceleration of unvested restricted stock units ($)(2)	Total
Nigel Travis	$16,051,928		$16,051,928
Paul Carbone	$586,358		$586,358
Giorgio Minardi	$756,000		$756,000
Ginger Gregory	$227,500	$274,975	$502,475
John Costello	$2,902,548		$2,902,548
Neil Moses	$2,411,903		$2,411,903

(1)	Includes outstanding Tranche 4 and Tranche 5 options that would immediately vest upon a change in control and, with respect to stock options granted following our IPO, that would only vest immediately upon a qualifying termination in connection with a change in control. For purposes of this table, the value with respect to 50% of each unvested Tranche 4 or Tranche 5 option held by Messrs. Travis, Carbone, Costello and Moses is included and the value with respect to 100% of each option granted following our IPO held by Messrs. Carbone, Minardi and Moses, and Ms. Gregory, is included. Amounts shown in respect of options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($32.35 per share, the closing price of our common stock on December 28, 2012, the last business day of our 2012 fiscal year) and the per share exercise price of the respective options.
(2)	Includes restricted stock units that would immediately vest upon a qualifying termination following a change in control. Amounts shown were calculated using the closing price of our common stock on December 28, 2012.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2012. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•

Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

We believe Dunkin’ Brands’ performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of NASDAQ and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met 7 times during fiscal 2012 with Dunkin’ Brands’ Chief Financial Officer, Corporate Controller and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm, including 4 meetings held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG, Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ financial statements. We also discussed the results of the internal audit examinations with and without management present.

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 29, 2012 (fiscal 2012) and the fiscal year ended December 31, 2011 (fiscal 2011) were:

In thousands	2012	2011
Audit	$1,650,511	$1,312,281
Audit Related	288,487	967,963
Tax	319,127	611,503
All Other	—	—
Total	$2,258,125	$2,891,747

•

Audit fees were for professional services rendered for the audits of Dunkin’ Brands’ consolidated financial statements including financial statement schedules, reviews of interim financial statements and assistance with review of documents filed with the SEC with respect to fiscal 2012 and fiscal 2011.

•

Audit related fees were for services related to employee benefit plan audits in each of fiscal 2011 and fiscal 2012, our secondary offerings in fiscal 2012 and our initial public offering and our secondary offering in fiscal 2011.

•	Tax fees were for services related to tax compliance and routing consulting, including assistance with tax audits and appeals.

We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited financial statements of Dunkin’ Brands as of December 29, 2012 and for fiscal 2012 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ financial statements, and KPMG has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited financial statements be included in its Annual Report on Form 10-K for fiscal 2012 for filing with the SEC. We also have selected KPMG as the independent registered public accounting firm for fiscal 2013, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Raul Alvarez

Joseph Uva

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 28, 2013. We are asking shareholders to ratify this appointment. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation) and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 3 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or the Advisory Vote on Named Executive Officer Compensation or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2014 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 3, 2013. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Rich Emmett, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2014 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 14, 2014 and no later than February 13, 2014. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

DIRECTIONS TO THE ANNUAL MEETING

Boston Marriott Quincy

1000 Marriott Drive

Quincy, MA 02169

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 20, 2013, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2013 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 20, 2013. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

From Logan International Airport (From the North)

Take 93 South to Route 3 South (Exit 7 to Cape Cod). On Route 3 take the immediate exit on right, Exit 18/19 (Braintree/Quincy). Bear left off ramp towards Exit 19 (‘T’ Station/Quincy). Follow to the first traffic light and turn left onto Center Street. Take an immediate left into Crown Colony Park. Then take the 4th left onto Marriott Drive. Continue up the hill on Marriott Drive to hotel.

From the South

Take Route 95 North to Route 95 North to Route 3 South (Exit 7 to Cape Cod). Follow the directions above.

From Massachusetts Turnpike (RT 90) (From the West)

Take Route 95 South to Route 93 North to Route 3 South (Exit 7 to Cape Cod). Follow the directions above.

Parking

The Boston Marriott Quincy offers free parking. Follow the parking lot signage to the visitor parking areas.

Building Entrance

Enter the building through the main lobby.

DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all Director nominees
1.	Election of Directors		☐	☐	☐
Nominees

01	Raul Alvarez 02 Anthony DiNovi 03 Nigel Travis

The Board of Directors recommends you vote FOR Proposals 2 and 3.								For	Against	Abstain

2	To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers							☐	☐	☐

3	To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting firm for the current fiscal year ended December 28, 2013							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

130 Royall Street

Canton, MA 02021

Annual Meeting Admission Ticket

(and meeting information)

2013 Annual Meeting of Shareholders

10:00 a.m. (EDT), Tuesday, May 14, 2013

Boston Marriott Quincy

1000 Marriott Drive

Quincy, Massachusetts 02169

Please present this admission ticket and photo identification to gain admittance to the meeting.

This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Fiscal 2012 Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DUNKIN’ BRANDS GROUP, INC

Annual Meeting of Shareholders

May 14, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS, PAUL CARBONE and RICHARD EMMETT, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 14, 2013 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees, and FOR Proposals 2 and 3.

Continued and to be signed on reverse side